Exhibit 99.3

September 13, 2010

TO:	HP Customers
FROM:	Bill Veghte, Executive Vice President,
Software & Solutions, Enterprise Business
SUBJECT:	HP Signs Definitive Agreement to Acquire ArcSight, Inc.

I am excited to share with you today that HP and ArcSight, Inc. have signed a definitive agreement for HP to acquire ArcSight, the leader in security information and event management (SIEM).  Once the acquisition is completed, the combination of HP capabilities and ArcSight will help you improve security, reduce risk and address the escalating costs associated with staying compliant. I’ve heard from many of you that these remain top concerns for your business. Layering on multiple prevention products after the fact is not working.  At HP, we strongly believe that there is a better approach. IT and security activities must converge, and application security must be designed in. This gives the deeper context needed to quickly mitigate risks.

We are now acting on that belief. A few weeks ago we announced our intention to acquire Fortify Software, which will build on our testing capabilities to provide marketing leading capabilities in security testing during the development of your applications.  Today we are taking the next step by announcing our intent to acquire ArcSight. With ArcSight, we will bring you a proactive approach for protecting your enterprise from increasing risk and compliance demands. Combining our IT management capabilities with ArcSight will enable us to help you:

•                  See and monitor a comprehensive view of activity in real time across your enterprise.

•                  Understand these activities, the threats and risks they incur as well as their impact on your business operations.

•                  Respond quickly with immediate remediation and a constant feedback loop.

•                  And fortify your applications, building in security when you design them to avoid costs and risks later on.

This capability is reinforced not only by our HP Software & Solutions assets, but the broader portfolio of HP security capabilities including TippingPoint.

We look forward to updating you on our plans for integration when the acquisition closes. We expect the deal to close by the end of this calendar year and will update you then. Until then, the two companies must continue to operate independently. In the meantime, if you have any questions about this announcement, please contact your HP sales representative or drop me a note.

I appreciate your partnership and support.  We remain committed to doing a great job for you.

Bill Veghte

Executive Vice President, HP Software & Solutions

bill.veghte@hp.com

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY ARCSIGHT COMMON STOCK HAS NOT YET COMMENCED AND WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HP INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.  THOSE MATERIALS SHOULD BE READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, COPIES OF THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WILL BE MADE AVAILABLE TO ARCSIGHT STOCKHOLDERS AT NO EXPENSE TO THEM.  IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE AT NO CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV.

Forward-looking statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the target company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010.  HP assumes no obligation and does not intend to update these forward-looking statements.